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                                                                 EXHIBIT (d)(13)

CHRIS WHITTLE
Founder and Chief Executive Officer


June 26, 2003


Mr. Benno C. Schmidt, Jr.
Edison Schools Inc.
521 Fifth Avenue, 11th Floor
New York, NY 10175

Dear Benno:

On June 20, 2000, Edison Schools Inc. (the "Company") and you entered into a letter agreement (the "Letter Agreement") as amended on March 28, 2002 (the "Letter Agreement as Amended") and on May 8, 2002 (the "Second Amendment to Letter Agreement"). This letter agreement (the "Third Amendment to Letter Agreement") sets forth an amendment to the Second Amendment to Letter Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you, intending to be legally bound, hereby agree as follows:

1. The text of the Letter Agreement under the heading "Term" is hereby deleted in its entirety and the following sentence inserted in lieu thereof:

      "The term of your employment will commence as of the date hereof and end on December 31, 2003, unless terminated earlier by you or by the Company as provided below."

2. The Letter Agreement, as amended, is hereby confirmed to be in full force and effect.

3. This Third Amendment to the Letter Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof.

Please sign below to evidence your agreement to the foregoing.

Sincerely,


Edison Schools Inc.
By: /s/ H. Christopher Whittle
    --------------------------
    H. Christopher Whittle


                                            ACCEPTED AND AGREED:

                                            By: /s/ Benno C. Schmidt, Jr.
                                                -------------------------
                                                Benno C. Schmidt, Jr.